EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use, in the registration statement on Form SB-2 of Garner Investments, Inc., of our report dated August 23, 2007 on our audits of the financial statements of Garner Investments, Inc. as of December 31, 2006 and December 31, 2005, and the related statement of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 2006, the period from February 13, 1997 (inception) through December 31, 2005, and the period from February 13, 1997 (inception) through December 31, 2006, and the reference to us under the caption "Experts".

November 13, 2007

/s/Larry O'Donnell
-------------------------------
Larry O'Donnell, CPA, P.C.
2228 South Fraser Street
Unit 1
Aurora, Colorado  80014